EXHIBIT 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

Each undersigned acknowledges and agrees that the foregoing Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this Schedule 13D shall be filed on behalf of each undersigned without the necessity of filing additional joint filing agreements. Each undersigned acknowledges that each undersigned shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it or him contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. Each undersigned hereby further agrees that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Date: September 23, 2024	SZE (ALBERT) TANG LI

/s/ Sze Tang (Albert) Li

AFFLUENCE ASSET HOLDINGS PTE. LTD

	By:	/s/ Sze Tang (Albert) Li
Sze (Albert) Tang Li
Authorized Signatory